Exhibit 99.1

Contacts	For Media: John Oxford Vice President Director of External Affairs (662) 801-7473 joxford@renasant.com	For Financials: Stuart Johnson Senior Executive Vice President Chief Financial Officer (662) 680-1472 stuartj@renasant.com

Renasant Corporation Announces Acquisition of

American Trust Bank of Roswell, Georgia

TUPELO, MISSISSIPPI (February 4, 2011) – Renasant Corporation (NASDAQ: RNST) (“Renasant”) today announced that its wholly-owned subsidiary, Renasant Bank, has acquired all of the deposits, substantially all of the assets and certain other liabilities of American Trust Bank of Roswell, Georgia (“American Trust”) in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction.

All American Trust locations will open at their normal banking hours on Monday, February 7, 2011 as Renasant Bank locations. American Trust clients will continue to be able to conduct banking business, including accessing their money by writing checks and using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their American Trust checks.

Highlights of the acquisition include:

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Renasant Bank expanding its branch network to 14 full-service locations in North Georgia providing entry into the Roswell market while at the same time adding additional branches in the Alpharetta and Cumming markets.

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Renasant Bank acquired approximately $145 million of American Trust’s assets and assumed approximately $230 million in liabilities. These amounts represent American Trust’s book value for these assets and liabilities and do not necessarily reflect fair value. Further, these amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. The FDIC will make a cash payment to Renasant Bank for the difference between the assets acquired and liabilities assumed.

•	The FDIC retained substantially all of American Trust’s nonperforming loans and other real estate owned.

•	The acquired loans consist primarily of commercial & industrial and commercial real estate loans.

•	The loans acquired, except for a small portfolio of consumer loans, are covered by a loss share agreement in which the FDIC will reimburse Renasant Bank for 80% of the losses incurred on these loans.

•	Renasant Bank submitted a discount bid of $18.3 million with no deposit premium.

•	The acquisition is expected to provide a one-time gain in the first quarter of 2011, and it will be immediately accretive to Renasant’s earnings per share and tangible book value.

“We are pleased to announce our second FDIC-assisted acquisition in the past eight months. The chance to acquire American Trust was a tremendous opportunity to expand Renasant Bank’s presence in North Georgia,” said Renasant Chairman and CEO, E. Robinson McGraw. “Our entrance into North Georgia in July, 2010 following our acquisition of Crescent Bank & Trust in July, 2010 has been a great addition for Renasant as it provides access to new markets with attractive, long-term growth opportunities. Going forward, our excess liquidity and strong capital ratios have us well positioned to consider opportunities to expand our footprint in desirable markets and continue to enhance long term shareholder value in Renasant.”

The acquisition of American Trust gives Renasant Bank three new locations in North Georgia with branches located in Roswell, Alpharetta, and Cumming. Renasant Bank now has over 80 locations in the states of Alabama, Georgia, Mississippi, and Tennessee.

“American Trust depositors can be at ease that, with Renasant Bank, your deposits are fully accessible and safe, and continue to be insured by the FDIC to the fullest extent permitted,” said Renasant Georgia State President Mark Williams. “We welcome all of American Trust’s clients and employees and look forward to serving our three newest North Georgia locations by providing all the products of a large regional bank combined with the personal service of your hometown community bank. Our mission is to be the financial services provider of choice in the markets we serve, and we’re excited for the opportunity to provide greater service to an expanded area within our North Georgia market.”

A presentation with information and details on the acquisition can be accessed through the Company’s investor relations website at www.renasant.com.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. Renasant Corporation has assets of approximately $4.5 billion and operates over 80 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama and Georgia as of February 4, 2011.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include our ability to efficiently integrate the American Trust acquisition into Renasant’s operations, retain American Trust customers and grow the acquired franchise, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, competition in our markets, and risks inherent in FDIC-assisted transactions and other possible acquisitions. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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